SECURED NOTE

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES WHICH MAY BE ISSUABLE PURSUANT HERETO HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE BEING OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER REGULATION S (“REGULATION S”) PROMULGATED UNDER THE ACT. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE ACT, OR (B) AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT OR (II) UNLESS SOLD PURSUANT TO, AND IN ACCORDANCE WITH, RULE 144 OR RULE 144A UNDER THE ACT OR OUTSIDE THE UNITED STATES IN ACCORDANCE WITH RULE 904 OF REGULATION S UNDER THE ACT AND IN COMPLIANCE WITH APPLICABLE LOCAL LAWS AND REGULATIONS. NOTWITHSTANDING THE FOREGOING, SUBJECT TO COMPLIANCE WITH APPLICABLE SECURITIES LAWS, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES. THIS INSTRUMENT IS SUBJECT TO THE TERMS OF A SECURITIES PURCHASE AGREEMENT (BRIDGE NOTES), DATED AS OF DECEMBER 19, 2007, BY AND AMONG COMANCHE CLEAN ENERGY CORPORATION AND THE BUYERS LISTED THEREIN (“SECURITIES PURCHASE AGREEMENT”).

Comanche Clean Energy Corporation

Senior Secured Note

Issuance Date: December 19, 2007	Original Principal Amount: U.S. $_____________

FOR VALUE RECEIVED, Comanche Clean Energy Corporation, a Cayman Islands company (the "Company"), hereby promises to pay to the order of [_________] or registered permitted assigns ("Holder") the amount set out above as the Original Principal Amount (as reduced pursuant to the terms hereof pursuant to redemption (or prepayment), or otherwise, the "Principal", or “Principal Amount”) when due, whether upon the Maturity Date (as defined below), acceleration, redemption (or prepayment) or otherwise (in each case in accordance with the terms hereof) and to pay interest ("Interest") on any outstanding Principal at the Interest Rate applicable from time to time from the Closing Date until the same becomes due and payable, whether upon an Interest Date (as defined below), the Maturity Date, acceleration, redemption (or prepayment) or otherwise (in each case in accordance with the terms hereof). This Senior Secured Note (including all Senior Secured Notes issued in exchange, transfer or replacement hereof, as amended, restated, supplemented and/or modified from time to time in accordance with the provisions hereof, this "Note") is one of an issue of Senior Secured Notes issued pursuant to the Securities Purchase Agreement on the Closing Date (collectively, the "Notes" and such other Senior Secured Notes, the "Other Notes"). Certain capitalized terms used herein are defined in Section 29. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Securities Purchase Agreement.

(1) MATURITY. On the Maturity Date, the Company shall pay to the Holder an amount in cash representing all outstanding Principal and accrued and unpaid Interest. The "Maturity Date" shall be the earlier to occur of the date on which the Company receives net cash proceeds from the issuance of equity or debt (other than the Notes, or the Equity Bridge Notes or the Earlier Financings, as defined in the Securities Purchase Agreement) in aggregate principal amount equal to or greater than $32,500,000, or the first anniversary of the Closing Date. This Note is prepayable in whole or in part at the option of the Company for amount equal to 99% of the Principal Amount then being prepaid, in the event of a prepayment occurring on or prior to the expiration of the first three months following the Closing Date, and otherwise, for an amount equal to 100% of the Principal Amount then being prepaid, together, in each case, with Interest and Commitment Fees, and other amounts, if any, due and payable on the prepayment date. The Company shall not exercise its right to make any voluntary redemptions or prepayments with respect to this Note unless it shall also concurrently exercise its right to redeem or prepay all the Other Notes pro rata.

(2) INTEREST; INTEREST RATE. (a) Interest on this Note (i) shall accrue at the Interest Rate applicable from time to time, commencing on the Closing Date, (ii) shall be computed on the basis of a 360-day year comprised of twelve (12) thirty (30) day months and (iii) shall be payable in arrears on the last day of each Calendar Quarter and on the Maturity Date (each, an "Interest Date"). Interest on this Note shall accrue from the Closing Date until the Principal Amount is paid or, if a paying agent is engaged by the Company, transferred to such paying agent with instructions to pay the same. Interest shall be payable on each Interest Date to the record Holder of this Note on the applicable Interest Date, in cash.

(b) Interest on this Note that is payable, and is punctually paid or duly provided for, on any Interest Date shall be paid to the Person in whose name this Note is registered at the opening of business on the Interest Date for such interest at the office or agency of the Company maintained for such purpose or at the office of a payment agent located in the state of New York engaged by the Company for the purpose of making payments under this Note and the Other Notes. Each payment of interest on this Note shall be made by check mailed to the address of the Holder specified in the register of Notes; provided, however, that, at the request of the Holder in writing to the Company, interest on the Holder's Note(s) shall be paid by wire transfer in immediately available funds in accordance with the written wire transfer instruction supplied by the Holder from time to time to the Company at least ten (10) Business Days prior to the applicable Interest Date.

(c) From and after the occurrence and during the continuance of an Event of Default, the Interest Rate shall be increased to two percent (2.0%) in excess of the Interest Rate otherwise payable at such time, except that if the Event of Default resulted from the failure to make an payment as described in Section 4(a)(v), the Interest Rate applicable to the unpaid amount from and after the occurrence and during the continuance of such Event of Default shall be increased to four percent (4.0%) in excess of the Interest Rate otherwise payable at such time. In the event that the relevant Event of Default is subsequently cured or waived, the adjustment referred to in the preceding sentence shall cease to be effective as of the date of such cure or waiver; provided that the Interest as calculated and unpaid at such increased rate during the continuance of such Event of Default shall continue to apply to the extent relating to the days after the occurrence of such Event of Default to but excluding the date of cure or waiver of such Event of Default. For purposes of this Section 2(c), the period of the Event of Default in respect of Section 4(a)(i) only, shall commence the first day after the grace periods specified therein expire and shall end on the day upon which the applicable Registration Statement becomes effective or again becomes available, as applicable.

(3) COMMITMENT FEES. The Company shall pay to the Holders a fee or fees (“Commitment Fees”) equal to the applicable percentage of the Principal Amount, if any, outstanding from time to time as set out in this Section 3, which fee(s) will be payable in ordinary shares of the Company, with the number of shares required to be delivered being determined by dividing such applicable percentage of the Principal Amount by $6.00. Such fees shall be due and payable in advance with the first such fee due and payable on the Closing Date in an amount equal to 2.50% of the Principal Amount of the Notes as of that date, and further amounts shall be due and payable on the last day of each three-month period, in an amount equal to the appropriate percentage set out below of the Principal Amount, if any, outstanding at the beginning of the relevant period:

First Three Months following the Closing Date: 3.00%

Second Three Months following the Closing Date: 3.50%

Third Three Months following the Closing Date: 4.00%

Provided, however, that in the event that the Notes are redeemed within the first three months following the Closing Date, any Holder holding Notes having an aggregate Principal Amount at the Closing Date of $7,500,000 or greater shall be entitled to receive a fee of 3.00% of such Principal Amount upon redemption, notwithstanding that such Notes will not have been outstanding at that point for three months, such that the aggregate minimum fee paid to such Holders is 5.5% of Principal Amount, payable in common stock at a value of $6.00 per share.

(4) RIGHTS UPON EVENT OF DEFAULT.

(a) Event of Default. Each of the following events shall constitute an "Event of Default":

(i) the failure of the applicable Registration Statement as defined in the Registration Rights Agreement required to be filed pursuant thereto to be declared effective by the SEC on or prior to the date that is sixty (60) days after the applicable Effectiveness Deadline (as defined in the Registration Rights Agreement) (other than a failure substantially due to information required from investors not being provided or being inaccurate or incomplete) or, while the applicable Registration Statement is required to be maintained effective pursuant to the terms of the Registration Rights Agreement, the effectiveness of the applicable Registration Statement lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to any holder of the Notes for sale of all of such holder's Registrable Securities (as defined in the Registration Rights Agreement) in accordance with the terms of the Registration Rights Agreement, and such lapse or unavailability continues for a period of fifteen (15) consecutive days or such Registration Statement lapses or is unavailable more than three times in any 365-day period and the aggregate time of such lapse or unavailability exceeds forty-five (45) days in the aggregate. (other, in each case, than days during an Allowable Grace Period or a Maintenance Grace Period (as each term is defined in the Registration Rights Agreement));

(ii)  the suspension from trading or failure of the Shares to be listed on an Eligible Market for a period of seven (7) consecutive Trading Days or for more than an aggregate of fifteen (15) Trading Days in any 365-day period;

(iii)  [intentionally omitted]

(iv) [intentionally omitted]

(v) the Company's failure to pay to the Holder any amount of Principal, Interest, Commitment Fees or other amounts when and as due under this Note or any other Transaction Document (as defined in the Securities Purchase Agreement) or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated hereby and thereby to which the Holder is a party, except, in the case of a failure to pay Interest or Commitment Fees when and as due, in which case only if such failure continues for a period of at least two (2) Business Days;

(vi) A default under any lease, bond, debenture, note or other evidence of indebtedness of the Company or any of its Subsidiaries or under any indenture or other instrument under which any such evidence of indebtedness has been issued or by which it is governed, or any combination thereof, under the terms of which documents the Company and/or its Subsidiaries is/are obligated to pay $2,000,000 or more, and the expiration of the applicable period of grace, if any, specified in such lease, evidence of indebtedness, indenture or other instrument;

(vii) the Company or any of its Subsidiaries (A) shall institute any proceeding or voluntary case seeking to adjudicate it bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, administrative receiver, administrator, trustee, custodian, liquidator or other similar official for any such Person or for any substantial part of its property, or any other Insolvency Proceeding, (B) shall be generally not paying its debts as such debts become due or shall admit in writing its inability to pay its debts generally or shall be unable to pay its debts, (C) shall make a general assignment for the benefit of creditors, or (D) shall take any action to authorize or effect any of the actions set forth above in this subsection (vii);

(viii) any proceeding shall be instituted against the Company or any of its Subsidiaries seeking to adjudicate it bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, administrative receiver, administrator, trustee, custodian, liquidator or other similar official for any such Person or for any substantial part of its property, or any other Insolvency Proceeding shall be instituted against the Company or any Subsidiary, and any such proceeding shall remain undismissed or unstayed for a period of thirty (30) days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against any such Person or the appointment of a receiver, administrative receiver, administrator, trustee, custodian, liquidator or other similar official for it or for any substantial part of its property) shall occur;

(ix) any provision of any Note, Security Document or any other security document entered into for the benefit of the Collateral Agent or any Holder, after delivery thereof pursuant the Securities Purchase Agreement or any Note shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against the Company or Guarantor under the Guaranty, or the validity or enforceability thereof shall be contested by the Company or Guarantor, or a proceeding shall be commenced by the Company or Guarantor or any Governmental Authority having jurisdiction over either of them, seeking to establish the invalidity or unenforceability thereof, or any of the Company or Guarantor shall deny in writing that it has any liability or obligation purported to be created under any Note or Security Document, or the Pledge Agreement, the Guaranty Agreement (as each such term is defined in the Securities Purchase Agreement) or any other security document entered into for the benefit of the Collateral Agent (as defined in the Securities Purchase Agreement) or any Holder, after delivery thereof pursuant to the Securities Purchase Agreement or any Note, shall for any reason fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien (subject to Permitted Liens) in favor of the Collateral Agent for the benefit of Holders on any Collateral purported to be covered thereby;

(x) the loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by the Company or any Subsidiary of the Company, if such license or permit is not promptly replaced with a similar license or permit and, after giving effect to such replacement license or permit, such loss, suspension, revocation or failure to renew has or could reasonably be expected to have a Material Adverse Effect;

(xi) the indictment of the Company or any Subsidiary of the Company under any criminal statute, or commencement of criminal or civil proceedings against the Company or any Subsidiary of the Company, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture to any Governmental Authority of any material portion of the property of such Person and the loss of such property could reasonably be expected to have a Material Adverse Effect;

(xii) a Change of Control shall have occurred;

(xiii) a breach, default, event of default or termination shall occur under any Material Contract after giving effect to applicable grace periods, if any, contained in any such Material Contract that gives any third party the right to terminate any such Material Contract;

(xiv) one or more final and unappealable judgments or orders for the payment of money is rendered against the Company or any Subsidiary in excess of $2,000,000 in the aggregate (provided that, any judgment covered by insurance where the insurer has assumed responsibility in writing for such judgment, has the financial ability to pay such judgment and has acknowledged that the Company or Subsidiary, as applicable, will receive the proceeds of such insurance within thirty (30) days of the issuance of a final, non-appealable judgment and execution thereon is effectively stayed shall not be included in calculating such amount) and shall remain undischarged or unvacated for a period in excess of sixty (60) days or execution shall at any time not be effectively stayed, or any final and unappealable judgment other than for the payment of money, or injunction, attachment, garnishment or execution is rendered against the Company or any Subsidiary or any of the collateral covered by the Pledge Agreement having a value in excess of $2,000,000 and shall remain undischarged or unvacated for a period in excess of sixty (60) days or execution shall at any time not be effectively stayed;

(xv) any representation or warranty made by the Company herein (a) containing a materiality threshold, is incorrect or misleading when made or (b) in respect of any such representation or warranty which does not contain a materiality threshold, the same is materially misleading or materially incorrect when made or (B) the Company breaches any covenant (other than the covenants set forth in Section 14 of this Note) or other material term or condition of any Transaction Document, except, in the case of a breach of a covenant, term or condition which is curable, only if such breach continues for a period of at least twenty (20) consecutive Business Days;

(xvi) any material breach or failure to comply with the Pledge Agreement or Section 14 of this Note; provided that any breach or failure to comply with Section 14(v) of the Note shall not constitute an Event of Default unless such breach or failure, individually or in the aggregate, shall have a Material Adverse Effect;

(xvii) any Event of Default (as defined in the Other Notes) occurs in respect of any Other Note;

(xviii) [intentionally omitted];

(xix) the Company and/or any Subsidiary of the Company is/are enjoined, restrained or in any way prevented by the order of any court or any Governmental Authority from conducting all or any material part of its or their business for more than ten (10) days provided that such curtailment could reasonably be expected to have a Material Adverse Effect;

(xx) [intentionally omitted]; or

(xxi) any cessation of a substantial part of the business of the Company and/or any Subsidiary of the Company for a period which could reasonably be expected to have a Material Adverse Effect.

(b) Redemption Right. Upon the Company's obtaining knowledge of the occurrence of an Event of Default in respect of this Note or any Other Note, the Company shall, as soon as possible, but in any event, within two (2) Business Days thereafter deliver written notice thereof via facsimile and overnight courier (an "Event of Default Notice") to the Holder. At any time after the earlier of the Holder's receipt of such Event of Default Notice and the Holder's becoming aware of such an Event of Default in respect of this Note or any Other Note, the Holder may require the Company to redeem all or any portion of this Note by delivering written notice thereof (the "Event of Default Redemption Notice") to the Company, which Event of Default Redemption Notice shall indicate the portion of this Note the Holder is electing to redeem. Each portion of this Note subject to redemption by the Company pursuant to this Section 4(b) shall be redeemed as provided in Section 12(a) by the Company at a price equal to the sum of (i) the Principal Amount to be redeemed together with accrued and unpaid Interest up to and including the Redemption Date, in respect of such Principal Amount and (ii) the Redemption Premium (the "Event of Default Redemption Price"). For purposes of this Section 4(b) and Section 12(a), an Event of Default occurring under Section 4(a)(i) hereof shall be deemed to be cured on the day upon which the applicable Registration Statement becomes effective or again becomes available, as applicable. To the extent redemptions required by this Section 4(b) are deemed or determined by a court of competent jurisdiction to be prepayments of the Note by the Company, such redemptions shall be deemed to be voluntary prepayments. The parties hereto agree that in the event of the Company's redemption of any portion of the Note under this Section 4(b), the Holder's damages would be uncertain and difficult to estimate because of the parties' inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder. Accordingly, any Redemption Premium due under this Section 4(b) is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holder's actual loss of its investment opportunity and not as a penalty.

(5) RIGHTS UPON FUNDAMENTAL TRANSACTION AND CHANGE OF CONTROL.

(a) Assumption. The Company shall not enter into or be party to a Fundamental Transaction unless the Company is the surviving entity and after giving effect to such Fundamental Transaction the financial condition of the Company is not worse than before such Fundamental Transaction.

(b) Redemption Right. No sooner than fifteen (15) days nor later than ten (10) days prior to the consummation of a Change of Control, but not prior to the public announcement of such Change of Control, the Company shall deliver written notice thereof via facsimile and overnight courier to the Holder (a "Change of Control Notice"). At any time during the period beginning after the Holder's receipt of a Change of Control Notice and ending twenty (20) Business Days after the consummation of such Change of Control, the Holder may require the Company to redeem all or any portion of this Note by delivering written notice thereof ("Change of Control Redemption Notice") to the Company, which Change of Control Redemption Notice shall indicate the Principal Amount the Holder is electing to redeem. The portion of this Note subject to redemption pursuant to this Section 5 shall be redeemed by the Company for an amount equal to the sum of (i) the Principal Amount being redeemed, plus (ii) accrued and unpaid Interest up to and including the date of redemption, plus (iii) the Breakage Cost, payable in cash, together with the Redemption Premium (such aggregate consideration, the "Change of Control Redemption Price"). For purposes of the preceding sentence, “Breakage Cost” shall equal the product of 0.01 times the Principal Amount the Holder is electing to redeem. Redemptions required by this Section 5 shall be made in accordance with the provisions of Section 12 and shall have priority over payments to stockholders in connection with a Change of Control. To the extent redemptions required by this Section 5(b) are deemed or determined by a court of competent jurisdiction to be prepayments of the Note by the Company, such redemptions shall be deemed to be voluntary prepayments. The parties hereto agree that in the event of the Company's redemption of any portion of the Note under this Section 5(b), the Holder's damages would be uncertain and difficult to estimate because of the parties' inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder. Accordingly, any redemption premium due under this Section 5(b) is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holder's actual loss of its investment opportunity and not as a penalty, and the receipt by the Holder of the Change of Control Redemption Price shall constitute full satisfaction of the amount requested to be redeemed pursuant to this Section 5.

(6) [intentionally omitted]

(7) [intentionally omitted]

(8) [intentionally omitted]

(9) SECURITY. This Note and the Other Notes are secured to the extent and in the manner set forth in the Security Documents.

(10) NONCIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Incorporation, Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, and will at all times in good faith carry out all of the provisions of this Note and take all action as may be required to protect the rights of the Holder of this Note.

(11) [intentionally omitted]

(12) HOLDER'S REDEMPTIONS.

(a) Mechanics. The Company shall deliver the applicable Event of Default Redemption Price to the Holder within five (5) Business Days after the Company's receipt of the Holder's Event of Default Redemption Notice; provided that if the Event(s) of Default giving rise to the redemption right shall have been cured or waived on or before the fifth (5th) Business Day after the Company's receipt of the Holder's Event of Default Redemption Notice, such redemption right shall terminate. If the Holder has submitted a Change of Control Redemption Notice in accordance with Section 5(b), the Company shall deliver the applicable Change of Control Redemption Price to the Holder concurrently with the consummation of such Change of Control if such notice is received prior to the consummation of such Change of Control and within five (5) Business Days after the Company's receipt of such notice otherwise. In the event of a redemption of less than all of the Principal Amount of this Note, the Company shall promptly cause to be issued and delivered to the Holder a new Note (in accordance with Section 19(d)) representing the outstanding Principal which has not been redeemed.

(b) Redemption by Other Holders. Upon the Company's receipt of notice from any of the holders of the Other Notes for redemption or repayment as a result of an event or occurrence substantially similar to the events or occurrences described in Section 4(b) (each, an "Other Redemption Notice"), the Company shall immediately, but no later than one (1) Business Day after its receipt thereof, forward to the Holder by facsimile a copy of such notice. If the Company receives a Redemption Notice and one or more Other Redemption Notices, during the seven (7) Business Day period beginning on and including the date which is three (3) Business Days prior to the Company's receipt of the Holder's Redemption Notice and ending on and including the date which is three (3) Business Days after the Company's receipt of the Holder's Redemption Notice and the Company is unable to redeem all principal, interest and other amounts designated in such Redemption Notice and such Other Redemption Notices received during such seven (7) Business Day period, then the Company shall redeem a pro rata amount from each holder of the Notes (including the Holder) based on the principal amount of the Notes submitted for redemption pursuant to such Redemption Notice and such Other Redemption Notices received by the Company during such seven Business Day period.

(13) VOTING RIGHTS. The Holder shall have no voting rights as the holder of this Note, except as required by law, including, but not limited to, the laws of the Cayman Islands.

(14) COVENANTS.

(a) Rank. All payments due under this Note (i) shall rank (A) pari passu with all Other Notes, (B) senior to the Subordinated Indebtedness, all Indebtedness not constituting Permitted Indebtedness and all Permitted Indebtedness expressly designated as ranking junior to the Notes, and (C) pari passu with all other Permitted Indebtedness and (ii) shall be secured by a security interest in substantially all of the shares of capital stock of the Downstairs Subsidiaries, as defined in the Securities Purchase Agreement, and as otherwise provided in the Pledge Agreement and such security interests shall rank pari passu with the security interests securing the Indebtedness under the Other Notes. Notwithstanding the foregoing, if Company shall have received notice of the existence of any Lien, the existence or priority of which is in violation of the first sentence of this Section 14(a), Company shall have ten (10) days after the receipt of such notice to remove such Lien (or obtain the agreement of the holder of such Lien that such Lien ranks in priority in accordance with the first sentence of this Section 14(a)).

(b) Incurrence of Indebtedness. Until this Note has been redeemed or otherwise satisfied in accordance with its terms (other than in respect of contingent indemnification obligations in respect of which no claim has been asserted), the Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, incur or guarantee, assume or suffer to exist any Indebtedness, other than (i) the Indebtedness evidenced by this Note and the Other Notes and (ii) Permitted Indebtedness; provided, that prior to the incurrence of such Permitted Indebtedness, the Company or such Subsidiary, as applicable, shall deliver to the Collateral Agent a certificate setting out the basis of the calculation of the amount of Permitted Indebtedness, together with the opinion of an independent expert as to any production capacity assumptions used in such calculation.

(c) Existence of Liens. Until this Note has been converted, redeemed or otherwise satisfied in accordance with its terms (other than in respect of contingent indemnification obligations in respect of which no claim has been asserted), the Company shall not, and the Company shall not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or in respect of any of its properties, whether now owned or hereafter acquired; file or suffer to exist under the Uniform Commercial Code or any similar law or statute of any jurisdiction, a financing statement (or the equivalent thereof) that names it or any of its Subsidiaries as debtor; sign or suffer to exist any security agreement authorizing any secured party thereunder to file such financing statement (or the equivalent thereof); sell any of its property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts) with recourse to it or any of its Subsidiaries or assign or otherwise transfer, or permit any of its Subsidiaries to assign or otherwise transfer, any account or other right to receive income; other than, as to all of the above, Permitted Liens. Notwithstanding the foregoing, if Company shall have received notice of the existence of any Lien, the existence of which is in violation of the first sentence of this Section 14(c), Company shall have ten (10) days after the receipt of such notice to effect the removal of such Lien.

(d) Restricted Payments. The Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, redeem, defease, repurchase, repay or make any payments in respect of, by the payment of cash or cash equivalents (in whole or in part, whether by way of open market purchases, tender offers, private transactions or otherwise), all or any portion of any Indebtedness (other than Indebtedness evidenced by the Other Notes or Permitted Indebtedness (other than the Permitted Indebtedness referenced in clauses (vi) and (xii) of the definition thereof and any other Subordinated Indebtedness), the payment of which shall not be restricted by the provisions of this Note, the Security Documents, the Securities Purchase Agreement or the Registration Rights Agreement), whether by way of payment in respect of principal of (or premium, if any) or interest on such Indebtedness, if at the time such payment is due or is otherwise made, or, after giving effect to such payment, an event constituting, or that with the passage of time and without being cured would constitute, an Event of Default has occurred or would occur and is, or would be, continuing; provided that notwithstanding the foregoing, no principal (or any portion thereof) of any Subordinated Indebtedness may be paid (whether upon maturity, redemption, acceleration or otherwise) so long as this Note is outstanding and for at least 91 days thereafter.

(e) Restriction on Redemption and Cash Dividends. Until this Note has been redeemed or otherwise satisfied in accordance with its terms (other than in respect of contingent indemnification obligations in respect of which no claim has been asserted), the Company shall not, nor permit any of its Subsidiaries to, directly or indirectly,

(i) Declare or pay any dividend or other distribution, or permit any Subsidiary to declare or pay any dividend or other distribution, in each case directly or indirectly, on account of any equity of the Company or any Subsidiary, except:

(A) any Subsidiary of the Company may pay dividends or make other distributions to the Company or any Subsidiary;

(B) the Company or any Subsidiary may pay dividends in the form of common stock or preference stock otherwise permitted to be issued hereunder (but in no event in the form of preference stock requiring redemption prior to the Maturity Date);

(C) the Company or any Subsidiary may pay cash dividends on any preference stock included within the limits for Subordinated Indebtedness in the definition of Permitted Indebtedness below;

(D) dividends paid by the Company’s Brazilian Subsidiaries to their Brazilian officers by way of compensation up to an aggregate of $2,575,000 annually; or

(ii) Make any repurchase, redemption (other than redemption of the Notes in accordance with the terms hereof), retirement, defeasance, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any equity of the Company or Guarantor or any direct or indirect parent of the Company or Guarantor, now or hereafter outstanding or make any payment to retire, or to obtain the surrender of, any outstanding warrants, options or other rights for the purchase or acquisition of shares of any class of equity of the Company or Guarantor, now or hereafter outstanding, except the Company and Guarantor may repurchase common stock held by employees, officers, and/or directors pursuant to any Approved Stock Plan upon the termination, retirement or death of any such employee, officer, and/or director in accordance with the provisions of such plan or pursuant to any incentive bonus plans pursuant to the terms thereof, provided that, as to any such repurchase, each of the following conditions is satisfied: (A) as of the date of the payment for such repurchase and after giving effect thereto on a pro forma basis, no Event of Default shall exist or have occurred and be continuing, (B) such repurchase shall be paid with funds legally available therefor, (C) such repurchase shall not violate any law or regulation or the terms of any indenture, agreement or undertaking to which the Company or Guarantor is a party or by which the Company or Guarantor or its or their property are bound, and (D) the aggregate amount of all payments for such repurchases in any calendar year shall not exceed $2,000,000;

(iii) Return any equity to any shareholders or other equity holders of the Company or any of its Subsidiaries, or make any other distribution of property, assets, equity, warrants, rights, options, obligations or securities thereto as such (other than as permitted hereunder or, in the case of such distribution of property or assets, to the extent not otherwise prohibited hereunder);

(iv) Pay any management fees or any other fees or expenses (including the reimbursement thereof by the Company or Guarantor) pursuant to any management, consulting or other services agreement to any of the shareholders or other equity holders of the Company or Guarantor or other Affiliates except any such management fees or any other fees or expenses (w) paid to the Company or Guarantor (whether paid by the Company, Guarantor or any other Subsidiary or Affiliate of the Company), (x) payments to Greenwich Administrative Services LLC pursuant to the Administrative Services and Personnel Reimbursement Agreement, dated as of June 19, 2006, by and between Comanche Clean Energy, LLC and Greenwich Administrative Services, LLC (as in effect on the date hereof); and/or (y) paid by a Subsidiary that is not the Company or Guarantor to a Subsidiary that is not the Company or Guarantor; or

(v) Directly or indirectly make or commit to make any optional prepayment of, or otherwise repurchase any Indebtedness that is subordinated in right of payment to the Notes, including without limitation, any Subordinated Indebtedness.

(f) Merger and Acquisition Activities. Until this Note has been redeemed or otherwise satisfied in accordance with its terms (other than with respect to contingent indemnification obligations in respect of which no claim has been asserted), the Company shall not and shall not cause or permit any of its Subsidiaries to merge into or with or consolidate with any other Person or permit any other Person to merge into or with or consolidate with it or wind up, liquidate or dissolve, or permit any Subsidiary to do any of the foregoing, except that, subject to compliance with Section 5 hereof, (w) the Company or Guarantor may merge with and into or consolidate with the Company or Guarantor and any subsidiary other than Guarantor may merge with or consolidate with any other such Subsidiary, provided that each of the following conditions is satisfied: (A) the Collateral Agent shall have received not less than ten (10) Business Days’ prior written notice of the intention of the Company or such Subsidiary to so merge or consolidate, which notice shall set forth in reasonable detail satisfactory to the Collateral Agent, the Persons that are merging or consolidating, which person will be the surviving entity, the locations of the assets of the Persons that are merging or consolidating, and the material agreements and documents relating to such merger or consolidation, (B) the Collateral Agent shall have received such other information with respect to such merger or consolidation as the Collateral Agent may reasonably request, (C) the rights of the Collateral Agent and any Holder in any Collateral, including, but not limited to, the existence, perfection and priority of any Lien thereon, are not adversely affected by such merger or consolidation, (D) as of the effective date of the merger or consolidation and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing, (E) upon the Collateral Agent’s request, the surviving entity, in the case of the Company or Guarantor, shall expressly confirm, ratify and assume the obligations under this Note, the Other Notes and the Security Documents in writing, in form and substance satisfactory to the Collateral Agent, and (F) the Collateral Agent, in the case of the Company or Guarantor, shall have received, true, correct and complete copies of all agreements, documents and instruments relating to such merger or consolidation, including, but not limited to, the certificate or certificates of merger to be filed with each appropriate Secretary of State or equivalent Governmental Authority in the applicable jurisdiction (with a copy as filed promptly after such filing), or (x) any Subsidiary other than Guarantor may merge with and into or consolidate with another Person pursuant to a Permitted Acquisition.

(g) Reporting Requirements. Unless the same is available on EDGAR prior to or on the applicable due date set forth herein, until this Note has been converted, redeemed or otherwise satisfied in accordance with its terms (other than in respect of contingent indemnification obligations in respect of which no claim has been asserted), the Company shall, upon request by the Holder, furnish to the Holder:

(i) within sixty (60) days (or forty-five (45) days if the Company shall have ceased to be as a “Foreign Private Issuer” as defined under Rule 3b-4 promulgated under the 1934 Act during the applicable reporting period) after the end of each fiscal quarter of the Company and its Subsidiaries (A) commencing with the first quarter of the Company and its Subsidiaries ending after the Effective Date (as defined in the Registration Rights Agreement), consolidated and consolidating balance sheets, consolidated and consolidating statements of operations and retained earnings and consolidated and consolidating statements of cash flows of the Company and its Subsidiaries as at the end of such quarter, and (B) on and after the end of the first twelve (12) months of the Company and its Subsidiaries ending after the Issuance Date, for the period commencing at the end of the immediately preceding Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the figures for the corresponding date or period of the immediately preceding Fiscal Year setting forth in comparative form any projections with respect thereto, in each case all in reasonable detail and certified by an authorized officer of the Company as fairly presenting, in all material respects, the financial position of the Company and its Subsidiaries on a consolidated basis as of the end of such quarter and the results of operations and cash flows of the Company and its Subsidiaries on a consolidated basis for such quarter, in accordance with GAAP applied in a manner consistent with that of the most recent audited financial statements of the Company and its Subsidiaries furnished to the Holder, subject to the absence of footnotes and normal year-end adjustments;

(ii) within one hundred twenty (120) days (or ninety (90) days if the Company shall have ceased to be a “Foreign Private Issuer” as defined under Rule 3b-4 promulgated under the 1934 Act during the applicable reporting period) after the end of each Fiscal Year of the Company and its Subsidiaries, consolidated and consolidating balance sheets, consolidated and consolidating statements of operations and retained earnings and consolidated and consolidating statements of cash flows of the Company and its Subsidiaries as at the end of such Fiscal Year, and on and after the end of the first Fiscal Year of the Company and its Subsidiaries ending after the Issuance Date, setting forth in each case in comparative form the corresponding figures for the immediately preceding Fiscal Year and for any projections with respect thereto previously provided to the Holder, all in reasonable detail and prepared in accordance with GAAP, and accompanied by a report and an unqualified opinion, prepared in accordance with generally accepted auditing standards, of independent certified public accountants of nationally recognized standing selected by the Company (which opinion shall be without (A) a "going concern" or like qualification or exception, (B) any qualification or exception as to the scope of such audit, or (C) any qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Section 14(l);

(iii) simultaneously with the delivery of the financial statements of the Company and its Subsidiaries required by clauses (i) and (ii) of this Section 14(g), a certificate of an authorized officer of the Company (A) stating that such authorized officer has reviewed the provisions of the Notes and has made or caused to be made under his or her supervision a review of the condition and operations of the Company and its Subsidiaries during the period covered by such financial statements with a view to determining whether the Company and its Subsidiaries were in compliance with all of the provisions of the Notes at the times such compliance is required hereby and thereby, and that such review has not disclosed, and such authorized officer has no knowledge of, the existence during such period of an Event of Default or, if an Event of Default existed, describing the nature and period of existence thereof and the action which the Company and its Subsidiaries propose to take or have taken with respect thereto and (B) attaching a schedule showing the calculations of the financial covenants set forth in Section 14(l);

(iv) [intentionally omitted];

(v) promptly after submission to any Governmental Authority, all documents and information furnished to such Governmental Authority in connection with any investigation of the Company or Guarantor other than routine inquiries by such Governmental Authority;

(vi) as soon as possible, and in any event within three (3) Business Days after, in either case, Company and/or Guarantor(s) obtain knowledge of any Default, the occurrence of any Event of Default or the occurrence of any event or development that could reasonably be expected to have a Material Adverse Effect, the written statement of an authorized officer of the Company setting forth the details of such Default, Event of Default or other event or development that could reasonably be expected to have a Material Adverse Effect and the action which the Company or any of its Subsidiaries proposes to take in respect thereof;

(vii) promptly after the commencement thereof but in any event not later than five (5) Business Days after service of process in respect thereof on, or the obtaining of knowledge thereof by, the Company, notice of each action, suit or proceeding before any court or other Governmental Authority or other regulatory body or any arbitrator which, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(viii) [intentionally omitted];

(ix) promptly after the sending or filing thereof, copies of all statements, reports and other material information the Company or any Subsidiary sends to or files with any national (domestic or foreign) securities exchange;

(x) promptly upon receipt thereof, copies of all financial reports (including, without limitation, management letters), if any, submitted to the Company or Guarantor by its auditors in connection with any annual or interim audit of the books thereof; and

(xi) promptly upon request, such other information concerning the condition or operations, financial or otherwise, of the Company or any Subsidiary of the Company as the Holder may from time to time reasonably request.

(h) Preservation of Existence, Etc. Until this Note has been redeemed or otherwise satisfied in accordance with its terms (other than in respect of contingent indemnification obligations in respect of which no claim has been asserted), the Company shall maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, its existence, rights and privileges, and become or remain, and cause each of its Subsidiaries to become or remain, duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, where the failure to qualify or be in good standing could reasonably be expected to have a Material Adverse Effect. Notwithstanding anything to the contrary set forth in this Note, without the consent of any Holder, a Subsidiary may be dissolved by merger into Guarantor or the Company, or, if not the Guarantor, dissolved; provided that all assets shall theretofore have been transferred to the Company or Guarantor.

(i) Keeping of Records and Books of Account. Until this Note has been redeemed or otherwise satisfied in accordance with its terms (other than in respect of contingent indemnification obligations in respect of which no claim has been asserted), the Company shall keep, and cause each of its Subsidiaries to keep, adequate records and books of account, with complete entries made to permit the preparation of financial statements in accordance with GAAP.

(j) Fiscal Year. Until this Note has been redeemed or otherwise satisfied in accordance with its terms (other than in respect of contingent indemnification obligations in respect of which no claim has been asserted), the Company shall cause the Fiscal Year of the Company and its Subsidiaries to end on or about November 30 or December 31 of each calendar year.

(k) Filing with the SEC. The Company shall file a resale registration statement on Form F-1 in accordance with the Registration Rights Agreement.

(l) Financial Covenants. Until this Note has been redeemed or otherwise satisfied in accordance with its terms (other than in respect of contingent indemnification obligations in respect of which no claim has been asserted), neither the Company nor Guarantor shall, unless the Required Holders shall otherwise consent in writing:

(i) Total Leverage Ratio. Permit the ratio of (A) the Indebtedness described in clause (iii), and in the proviso to clause (ii), of the definition of Permitted Indebtedness less cash and Cash Equivalents to (B) Consolidated EBITDA of the Company and its Subsidiaries for the twelve (12) consecutive months determined on a rolling basis with a new 12-month period beginning on the first day of each calendar month to be greater than 2.0 to 1.0, provided that (x) in the calculation of such ratio for the first twelve month period following the First Closing Date, the Consolidated EBITDA of the Company and its Subsidiaries shall be equal to the higher of the actual such Consolidated EBITDA measured from and after the First Closing Date or $7,500,000, and (y) the Indebtedness represented by the Notes or by the Equity Bridge Notes of the Company described in the Securities Purchase Agreement (the “Equity Bridge Notes”) shall not be taken into account; and

(ii) Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio of the Company and its Subsidiaries for the twelve (12) consecutive months determined on a rolling basis with a new 12-month period beginning on the first day of each calendar month to be less than 1.0 to 1.0, such ratio being the ratio of: (A) the sum of Consolidated EBITDA of the Company and its Subsidiaries for such period plus Reserved Cash; to (B) the sum of (i) net interest on outstanding Indebtedness, (ii) scheduled amortization of outstanding Indebtedness, (iii) taxes, (iv) dividends on any Equity Interest and (v) consolidated capital expenditures not funded with Permitted Indebtedness and/or Equity Interests, all calculated according to GAAP, provided that (x) in the calculation of such ratio for the first twelve month period following the First Closing Date, the Consolidated EBITDA of the Company and its Subsidiaries shall be equal to the higher of the actual such Consolidated EBITDA measured from and after the First Closing Date, or $7,500,000, and (y) the Indebtedness represented by the Notes or by the Equity Bridge Notes shall not be taken into account;

(m) Dispositions. Until this Note has been redeemed or otherwise satisfied in accordance with its terms (other than in respect of contingent indemnification obligations in respect of which no claim has been asserted), neither the Company nor Guarantor shall, directly or indirectly make any Disposition or enter into any agreement to make any Disposition, except:

(i) the sale by the Company or any Subsidiary of any inventory in the ordinary course of business;

(ii) the sale or other disposition by the Company or any Subsidiary of (a) obsolete or discontinued inventory, and the sale or other disposition by the Company or any Subsidiary of obsolete, unnecessary or worn-out equipment, in each case, in the ordinary course of business, whether now owned or hereafter acquired, provided that the aggregate amount of any such assets sold in any Fiscal Year shall not exceed $2,000,000, and (b) equipment which is replaced with equipment having greater efficiency or providing better safety or environmental results, or (c) Clean Fuel Assets the production capacity of which is replaced by other Clean Fuel Assets in a Permitted Acquisition initiated not later than six months following the disposition.

(iii) in addition to the other sales permitted under this Section 14(m), the sale or other disposition of Agricultural Land, provided that such disposition does not impair the ability of the Company or its Subsidiaries to have sufficient feedstock to satisfy the production capacity of their respective Industrial Projects;

(iv) the sale, assignment, lease or sublease, license or other disposition of property by the Company or any Subsidiary to the Company or Guarantor or by any Subsidiary not Guarantor to any other such Subsidiary;

(v) any disposition pursuant to under Section 14(f) hereof;

(vi) the non-exclusive license of Intellectual Property (as defined in the Securities Purchase Agreement) rights (including, without limitation, licenses) granted to a customer of the Company or any Subsidiary in the ordinary course of business, substantially consistent with past practice and not interfering in any material respect with the conduct of the business of the Company or any Subsidiary;

(vii) any lease or sub-lease of Real Property to any Person other than the Company or Guarantor on terms and subject to conditions consistent with the market in respect of such lease or sub-lease at such time;

(viii) [intentionally omitted];

(ix) [intentionally omitted];

(x) any Permitted Lien;

(xi) [intentionally omitted];

(xii) the transfer of funds as a payment on Indebtedness or other obligations owing by or to the Company and/or any Subsidiary to the extent not otherwise prohibited hereunder;

(xiii) investments and capital contributions in or to the Company and/or any of its Subsidiaries to the extent not prohibited hereunder;

(xiv) Subject to the prior approval of the Required Holders:

(A) Disposition of non-strategic business assets not otherwise permitted under this Section 14(m); or

(B) Dispositions by the Company and its Subsidiaries not otherwise permitted under this Section 14(m).

(n) Federal Reserve Regulations. Until this Note has been redeemed or otherwise satisfied in accordance with its terms (other than in respect of contingent indemnification obligations in respect of which no claim has been asserted), neither the Company nor any of its Subsidiaries shall permit any of the Indebtedness under or the proceeds of this Note to be used for any purpose that would cause such Indebtedness to be a margin loan under the provisions of Regulation T, U or X of the Federal Reserve Board.

(o) Investment Company Act of 1940. Until this Note has been redeemed or otherwise satisfied in accordance with its terms (other than in respect of contingent indemnification obligations in respect of which no claim has been asserted), neither the Company nor any of its Subsidiaries shall engage in any business, enter into any transaction, use any securities or take any other action, or permit any of its Subsidiaries to do any of the foregoing, that would cause it to become subject to the registration requirements of the Investment Company Act of 1940, as amended, by virtue of being an "investment company" or a company "controlled" by an "investment company" not entitled to an exemption within the meaning of such Act.

(p) [intentionally omitted].

(q) [intentionally omitted]

(r)  No Violation of Anti-Terrorism Laws. Until this Note has been redeemed or otherwise satisfied in accordance with its terms (other than in respect of contingent indemnification obligations in respect of which no claim has been asserted), the Company and Guarantor shall not, and shall not permit any Subsidiary to: (i) violate any of the prohibitions set forth in the Anti-Terrorism Laws applicable to any of them or the business that they conduct, (ii) require the Collateral Agent or Holders to take any action that would cause the Collateral Agent or Holders to be in violation of the prohibitions set forth in the Anti-Terrorism Laws, it being understood that the Collateral Agent or any Holder can refuse to honor any such request or demand otherwise validly made by a the Company under this Note, (iii) knowingly conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Designated Person or any other Person identified in any List, (iv) knowingly deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to any Anti-Terrorism Law, (v) repay the Notes with any funds derived from any unlawful activity with the result that the making of the Notes would be in violation of law, or (vi) knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and the Company shall deliver to the Holder any certification or other evidence requested from time to time by the Holder in its reasonable discretion, confirming compliance with this Section 14(r)).

(s) Type of Business. Until this Note has been redeemed or otherwise satisfied in accordance with its terms (other than in respect of contingent indemnification obligations in respect of which no claim has been asserted), the Company shall not, and shall not permit any of its Subsidiaries to, engage in any business, other than the businesses of the Company, Guarantor and/or such Subsidiary on the Closing Date and any business reasonably related, similar, ancillary or complementary to the business in which the Company, the Guarantor or the Subsidiaries of the Company or Guarantor are engaged on the Closing Date;

(t) Loans, Advances and Investments. Until this Note has been redeemed or otherwise satisfied in accordance with its terms (other than in respect of contingent indemnification obligations in respect of which no claim has been asserted), the Company shall not, and shall not permit any of its Subsidiaries to, make, directly or indirectly, any loans or advance money or property to any person, or invest in (by capital contribution, dividend or otherwise) or purchase or repurchase the Equity Interest or Indebtedness or all or a substantial part of the assets or property of any person, or form or acquire any Subsidiaries, or agree to do any of the foregoing, or permit any Subsidiary to do any of the foregoing, except:

(i) [intentionally omitted];

(ii) [intentionally omitted];

(iii) any investment in cash or Cash Equivalents;

(iv) loans, capital contributions or other investments by the Company or any Subsidiary to the Company or Guarantor or by any Subsidiary not Guarantor to any other such Subsidiary; provided that, as of the date of any such loan, capital contribution or other investment and after giving effect thereto, the Company or Guarantor making such loan, capital contribution or other investment shall be Solvent;

(v) [intentionally omitted];

(vi) Permitted Acquisitions and loans, capital contributions or other investments by the Company or any Subsidiary to the Company or any Subsidiary in order to carry out any Permitted Acquisitions; and

(vii) dividends, redemptions, repurchases and other distributions permitted hereunder.

(u) Transactions with Affiliates. Until this Note has been redeemed or otherwise satisfied in accordance with its terms (other than in respect of contingent indemnification obligations in respect of which no claim has been asserted), the Company shall not, and shall not permit any of its Subsidiaries to, enter into, renew, extend or be a party to, any transaction or series of related transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any Affiliate, except:

(i) to the extent necessary or desirable for the prudent operation of its business and for fair consideration and on terms no less favorable to it than would be obtainable in a comparable arm's length transaction with a Person that is not an Affiliate thereof; provided that, (A) if each party to such transaction is the Company or Guarantor, then the consideration and terms may be less favorable to one of them to the extent it is more favorable to the other, provided that such other entity is Solvent (as defined in the Securities Purchase Agreement) at the time of the transaction or (B) if a party to such transaction is the Company or Guarantor and the other is a Subsidiary or Affiliate that is not the Company or Guarantor, the consideration and terms may be less favorable to such Subsidiary or Affiliate;

(ii) transactions expressly permitted by Sections 14(d), 14(e) (other than clause (i)(B) thereof unless, with respect to transactions among Affiliates, the conditions set forth in Section 14(u)(i) are satisfied), 14(f) unless, with respect to transactions among Affiliates, the conditions set forth in Section 14(u)(i) are satisfied), 14(m) and 14(t); or

(iii) loans existing on the date hereof set forth on Schedule 14(u) hereto, but not any increase in the principal amount thereof as set forth in such Schedule or any other modification of the terms thereof.

(v) Environmental. Until this Note has been redeemed or otherwise satisfied in accordance with its terms (other than in respect of contingent indemnification obligations in respect of which no claim has been asserted), the Company shall not, and shall not permit any of its Subsidiaries to, permit the use, handling, generation, storage, treatment, release or disposal of Hazardous Materials (as defined in the Securities Purchase Agreement) at any property owned or leased by it or any of its Subsidiaries, except in compliance with Environmental Laws (as defined in the Securities Purchase Agreement), so long as such use, handling, generation, storage, treatment, release or disposal of Hazardous Materials could not reasonably be expected to result in Material Adverse Effect.

(w)  [intentionally omitted]

(x) Compliance with Laws. Until this Note has been redeemed or otherwise satisfied in accordance with its terms (other than in respect of contingent indemnification obligations in respect of which no claim has been asserted), the Company shall comply, and cause each of its Subsidiaries to comply, with all applicable laws, rules, regulations, judgments and orders (including, without limitation, all Environmental Laws) in each case material to the conduct of its business and operations, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

(15) [intentionally omitted]

(16) [intentionally omitted]

(17) VOTE TO ISSUE, OR CHANGE THE TERMS OF, NOTES. Except as otherwise provided herein, no amendment, modification or waiver of any provision of a Note or any of the other Transaction Documents, or consent to any departure by any Obligor or Holder therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Holders and the Obligors; provided that no amendment, modification, termination or waiver shall, unless in writing and signed by each holder of Notes directly affected thereby, (i) reduce the Principal, reduce the interest rate or any fees or extend the time of payment of Principal, interest or any fees, or waive any default, event of default or Event of Default or modify the last sentence of Section 1 and, provided, further, that no amendment, modification or waiver shall, unless in writing and signed by all Holders, (x) change the definition of "Required Holders" or the percentage of Holders required to take any action hereunder; (y) modify this Section 17 or (z) consent to the assignment, delegation or other transfer by the Company of any of its rights and obligations under any Transaction Document.

(18) TRANSFER. This Note may be offered, sold, assigned or transferred by the Holder without the consent of the Company, provided that Holder and/or assignee give Company written notice of such assignment within ten (10) Business Days after the consummation of such assignment.

(19) REISSUANCE OF THIS NOTE.

(a) Transfer. If this Note is to be transferred, the Holder shall surrender this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note (in accordance with Section 19(d)), registered as the Holder may request, representing the outstanding Principal being transferred by the Holder and, if less then the entire outstanding Principal is being transferred, a new Note (in accordance with Section 19(d)) to the Holder representing the outstanding Principal not being transferred. The Holder and any permitted assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of Section 1 following redemption of any portion of this Note, the outstanding Principal represented by this Note may be less than the Principal stated on the face of this Note.

(b) Lost, Stolen or Mutilated Note. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver to the Holder a new Note (in accordance with Section 19(d)) representing the outstanding Principal.

(c) Note Exchangeable for Different Denominations. This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Note or Notes (in accordance with Section 19(d) and in principal amounts of at least $1,000) representing in the aggregate the outstanding Principal of this Note, and each such new Note will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.

(d) Issuance of New Notes. Whenever the Company is required to issue a new Note pursuant to the terms of this Note, such new Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new Note, the Principal remaining outstanding (or in the case of a new Note being issued pursuant to Section 19(a) or Section 19(c), the principal designated by the Holder which, when added to the principal represented by the other new Notes issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Note immediately prior to such issuance of new Notes), (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Issuance Date of this Note, (iv) shall have the same rights and conditions as this Note, and (v) shall represent accrued and unpaid Interest.

(20) REMEDIES, CHARACTERIZATIONS, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note and any of the other Transaction Documents at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder's right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Note. Amounts set forth or provided for herein in respect of payments and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

(21) PAYMENT OF COLLECTION, ENFORCEMENT AND OTHER COSTS. If (a) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note or (b) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors' rights and involving a claim under this Note, then the Company shall pay the reasonable costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, but not limited to, reasonable attorneys' and financial advisory fees and disbursements.

(22) CONSTRUCTION; HEADINGS. This Note shall be deemed to be jointly drafted by the Company and all the Purchasers and shall not be construed against any person as the drafter hereof. The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note.

(23) FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

(24) DISPUTE RESOLUTION. In the case of a dispute as to the arithmetic calculation of any Redemption Price, the Company shall submit the disputed determinations or arithmetic calculations via facsimile within two (2) Business Days of receipt, or deemed receipt, of the Redemption Notice or other event giving rise to such dispute, as the case may be, to the Holder. If the Holder and the Company are unable to agree upon such calculation within one (1) Business Day of such disputed calculation being submitted to the Holder, then the Company shall, within three (3) Business Days submit via facsimile the disputed arithmetic calculation of any Redemption Price to the Company's independent, outside accountant. The Company, at the Company's expense, shall cause the accountant to perform the calculations and notify the Company and the Holder of the results no later than five (5) Business Days from the time such investment bank or accountant receives the disputed determinations or calculations. Such investment bank's or accountant's calculation shall be binding upon all parties absent demonstrable error.

(25) NOTICES; PAYMENTS.

(a) Notices. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with Section 9(f) of the Securities Purchase Agreement. The Company shall provide the Holder with prompt written notice of each of the following actions taken pursuant to this Note, including in reasonable detail a description of such action and the reason therefor: delivery of an Event of Default Notice (as required by Section 4(b)); delivery of a Change of Control Notice (as required by Section 5(b)); notice of and/or delivery of Event of Default Redemption Price or Change of Control Redemption Price (pursuant to Section 12(a)); delivery of an Other Redemption Notice (as required by Section 12(b)); determinations and/or calculations (as required by Section 24); other notices required by this Section 25, and disclosure of material nonpublic information (as required by Section 30).

(b) Payments. Whenever any payment of cash is to be made by the Company to any Person pursuant to this Note, such payment shall be made in lawful money of the United States of America by a check drawn on the account of the Company or any payment agent located in the state of New York engaged by the Company for purposes of making payments under this Note and the Other Notes and sent via overnight courier service to such Person at such address as previously provided to the Company in writing (which address, in the case of each of the Purchasers, shall initially be as set forth on the Schedule of Buyers attached to the Securities Purchase Agreement); provided that the Holder of Note(s) may elect to receive a payment of cash via wire transfer of immediately available funds by providing the Company with prior written notice setting out such request and the Holder's wire transfer instructions. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day and, in the case of any Interest Date which is not the date on which this Note is paid in full, the extension of the due date thereof shall not be taken into account for purposes of determining the amount of Interest due on such date.

(26) CANCELLATION. After all Principal, accrued Interest and other amounts at any time owed on this Note have been paid in full (other than contingent indemnification obligations in respect of which no claim has been asserted) or all remaining amounts outstanding hereunder are converted to Shares, this Note shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be reissued.

(27) WAIVER OF NOTICE. Except as otherwise expressly set forth herein, to the extent permitted by law, the Company hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Securities Purchase Agreement.

(28) GOVERNING LAW; JURISDICTION; SEVERABILITY; JURY TRIAL. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. The Company hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of this Note. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Company in any other jurisdiction to collect on the Company's obligations to the Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court ruling in favor of the Holder. THE COMPANY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS NOTE OR ANY TRANSACTION CONTEMPLATED HEREBY.

(29) CERTAIN DEFINITIONS. For purposes of this Note, the following terms shall have the following meanings:

(a) "Acquisition Documents" shall have the meaning set forth in the Securities Purchase Agreement (Notes and Warrants) dated March 30, 2007 between the Company and the buyers thereto.

(b) "Agricultural Land" means any real property purchased by the Company in order to carry out an Agricultural Project.

(c) "Agricultural Project" means the acquisition of stocks (including seeds or seedlings), and the preparation, planting, care and harvesting, whether on owned or leased real property, of crops for use as feedstock for any Industrial Projects owned or intended to be acquired or developed by the Company, together with any real and personal property necessary or appropriate for the administration thereof.

(d) "Anti-Terrorism Laws" means the OFAC Laws and Regulations and the Executive Orders as each of such terms is defined in the USA Patriot Act.

(e) "Approved Stock Plan" means any employee benefit plan (including, without limitation, any equity compensation plan, restricted stock plan and/or employee stock ownership plan) or agreement existing on the date hereof which has been approved by the Board of Directors of the Company, pursuant to which the Company's securities may be issued to any employee, consultant, officer or director for services provided to the Company or any Subsidiary.

(f) "Bankruptcy Code" means Part V of the Companies Law (2004 Revision), as amended.

(g) "Business Day" means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(h) "Cash Equivalents" means (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition, (ii) time deposits and certificates of deposit of any commercial bank, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, and any State thereof, the District of Columbia or any foreign jurisdiction, having capital, surplus and undivided profits aggregating in excess of $500,000,000, with maturities of not more than one year from the date of acquisition by such Person, (iii) repurchase obligations with a term of not more than ninety (90) days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (ii) above, (iv) commercial paper issued by any Person incorporated in the United States rated at least A-1 or the equivalent thereof by Standard & Poor’s Rating Services or at least P-1 or the equivalent there of by Moody's Investors Service and in each case maturing not more than one year after the date of acquisition by such Person, (v) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (i) through (iv) above, or (vi) with respect to investments denominated in the currency of the Federative Republic of Brazil, other investments considered as “cash equivalents” under GAAP.

(i) "Calendar Quarter" means each of: the period beginning on and including the Closing Date and ending three months thereafter, and the following three-month period, except that if the Maturity Date occurs before the end of the then current three-month period, the then Calendar Quarter shall end on the Maturity Date.

(j) "Capitalized Lease" means, in respect of any Person, any lease of real or personal property by such Person as lessee which is (a) required under GAAP to be capitalized on the balance sheet of such Person or (b) a transaction of a type commonly known as a "synthetic lease" (i.e., a lease transaction that is treated as an operating lease for accounting purposes but in respect of which payments of rent are intended to be treated as payments of principal and interest on a loan for federal income tax purposes).

(k) "Capitalized Lease Obligations" means, in respect of any Person, obligations of such Person and its Subsidiaries under Capitalized Leases, and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

(l) "Change of Control" means any Fundamental Transaction other than (i) any reorganization, recapitalization or reclassification of Shares, in which holders of the Company's voting power immediately prior to such reorganization, recapitalization or reclassification continue after such reorganization, recapitalization or reclassification to hold, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities; or (ii) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company.

(m) "Clean Fuel Asset" means any Industrial Project, Agricultural Project, Component, Agricultural Land, Storage or Transportation Asset, or equity interests of companies owning such assets.

(n) "Closing Date" shall have the meaning set forth in the Securities Purchase Agreement, which date is the date the Company initially issued Notes pursuant to the terms of the Securities Purchase Agreement.

(o) "Component" means any constituent part of an Agricultural Project or an Industrial Project.

(p) "Consolidated EBITDA" means, with respect to any Person for any period, (i) the Consolidated Net Income of such Person and its Subsidiaries for such period, plus (ii) without duplication, the sum of all or a portion of the following amounts of such Person and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, in each case to the extent deducted in determining Consolidated Net Income of such Person for such period: (a) Consolidated Net Interest Expense, (b) income tax expense paid or accrued by such Person and its Subsidiaries, (c) depreciation expense, and (d) amortization expense.

(q) "Consolidated Indebtedness" means, with respect to any Person at any date, all Indebtedness of such Person and its Subsidiaries determined on a consolidated basis in accordance with GAAP, and, in any event, with respect to the Company and its Subsidiaries, shall include, but not be limited to, (a) the Indebtedness of the Company evidenced by or arising under the Notes, (b) any obligations arising in connection with any factoring arrangements or other arrangements involving the sale of receivables, and (c) all Indebtedness arising in connection with any letters of credit, banker's acceptances, bank guarantees or similar facilities; provided, that, the term "Consolidated Indebtedness" shall include (i) Contingent Obligations specified in clauses (b) and (c) of this definition and (ii) other Contingent Obligations to the extent such other Contingent Obligations are required to be included on the balance sheet of such Person in accordance with GAAP consistently applied.

(r) "Consolidated Net Interest Expense" means, for any period, as to any Person, as determined in accordance with GAAP, the amount equal to: (a) total interest expense of such Person and its Subsidiaries on a consolidated basis for such period, whether paid or accrued (including the interest component of any Capitalized Lease for such period), and in any event, including, without limitation, (1) all bank fees, commissions, discounts and other fees and charges owed with respect to letters of credit or any factoring or similar arrangements, (2) interest payable by addition to principal or in the form of property other than cash and any other interest expense not payable in cash, (3) the costs or fees for such period associated with Hedging agreements (to the extent not otherwise included in such total interest expense) and (4) the non-cash component of the expense arising from the valuation of the Notes and warrants issued pursuant to the Noteholder Documents and the PIPE Documents constituting "embedded derivatives", minus (b) the sum of (i) any net payments received by such Person and its Subsidiaries on a consolidated basis during such period as interest income received in respect of its investments in cash, and (ii) gains for such period on Hedging agreements (to the extent not included in interest income above and excluding any non-cash gains), plus (c) losses for such period on Hedging agreements (to the extent not deducted in the calculation of such total interest expenses and excluding any non-cash losses).

(s) "Consolidated Net Income" means, with respect to any Person for any period, the net income (loss) of such Person and its Subsidiaries for such period, determined on a consolidated basis and in accordance with GAAP, but excluding from the determination of Consolidated Net Income (without duplication) (a) any extraordinary or non-recurring (i) gains or (ii) non-cash losses (and including in any event any non-cash losses from asset sales), (b) non-cash restructuring charges, (c) non-cash write-offs of goodwill and other intangible assets during such period which are required under Statement 142 issued by the Financial Accounting Standards Board and non-cash write-offs of equipment during such period which are required under Statement 144 issued by the Financial Accounting Standards Board, (d) non-cash gains or non-cash losses due to foreign currency translation adjustments during such period which are required under Statement 52 of the Financial Accounting Standards Board, (e) the effect of any change in accounting principles adopted by (or applicable to) such Person or its Subsidiaries after the date hereof (including any cumulative effects resulting from changes in purchase accounting principles, except as reflected in adjustments pursuant to clause (b) of the definition of the term "GAAP" but only to the extent that the amendment referred to therein has been executed and delivered by the parties hereto); and (f) the net income (if positive) of any majority-owned Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such majority-owned Subsidiary to such Person or to any other majority-owned Subsidiary of such Person is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such majority-owned Subsidiary. For the purpose of this definition, net income excludes any gain (or non-cash loss) together with any related provision for taxes for such gain (or non-cash loss) realized upon the sale or other disposition of any assets that are not sold in the ordinary course of business (including, without limitation, dispositions pursuant to sale and leaseback transactions) or of any capital stock of such Person or a Subsidiary of such Person.

(t) "Contingent Obligation" means, in respect of any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, (i) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of a primary obligor, (ii) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement, (iii) any obligation of such Person, whether or not contingent, (w) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (x) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (y) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (z) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided that, the term "Contingent Obligation" shall not include any product warranties extended in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

(u) "Convertible Securities" means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for Shares.

(v) "Crushing, Storage or Transportation Asset" means any equipment or facility for crushing of feedstock, or for transportation or storage of bio-fuels or blends of bio-fuels and petroleum-based fuels, in each case separate from an Industrial Project.

(w) "Default" means any event that with notice or lapse of time, or both, would give rise to an Event of Default.

(x) "Designated Person" means a Person either (i) included within the term "designated national" as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (ii) designated under Sections 1(a), 1(b), 1(c) or 1(d) of Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001) or similarly designated under any related enabling legislation or any other similar executive orders.

(y) "Disposition" means any transaction, or series of related transactions, pursuant to which the Company or any of its Subsidiaries sells, issues, assigns, transfers, conveys, leases or subleases, licenses or otherwise disposes of, or permits any Subsidiary to sell, issue, assign, transfer, convey, lease or sublease, license or otherwise dispose of, in each case whether in one transaction or a series of related transactions, all or any part of its business, property or assets, or any interest therein, whether now owned or hereafter acquired (or agrees to do any of the foregoing), or permits or suffers any other Person to acquire any interest in its business, assets or property (or agrees to do any of the foregoing).

(z) “Eligible Market” means the National Association of Securities Dealers Inc.’s OTC Bulleting Board, the New York Stock Exchange, Inc., the American Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market or the NASDAQ Capital Market.

(aa) “Equity Bridge Notes” has the meaning given in Section 14(l)(i).

(bb)  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, and regulations thereunder, in each case, as in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

(cc) "ERISA Affiliate" means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of the Company or any of its Subsidiaries under Internal Revenue Code Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of the Company or any of its Subsidiaries under Internal Revenue Code Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the Internal Revenue Code, any organization subject to ERISA that is a member of an affiliated service group of which the Company or any of its Subsidiaries is a member under Internal Revenue Code Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the Internal Revenue Code, any Person subject to ERISA that is a party to an arrangement with the Company or any of its Subsidiaries and whose employees are aggregated with the employees of the Company or any of its Subsidiaries under Internal Revenue Code Section 414(o).

(cc-1) “First Closing Date” means March 30, 2007.

(dd) "Fiscal Quarter" means each of the fiscal quarters adopted by the Company for financial reporting purposes that correspond to the Company's Fiscal Year, or such other fiscal quarter adopted by the Company for financial reporting purposes in accordance with GAAP.

(ee) "Fiscal Year" means each of the fiscal years that ends on November 30 or December 31, or such other fiscal year adopted by the Company for financial reporting purposes in accordance with GAAP.

(ff) Intentionally Omitted.

(gg) "Fundamental Transaction" means that the Company shall, directly or indirectly, in one or more related transactions, after the date hereof (i) be dissolved or liquidated or be the subject of a plan of dissolution or liquidation adopted by its stockholders; (ii) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Person or Persons; (iii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company to another Person; (iv) allow another Person to make a purchase, tender or exchange offer that is accepted by the holders of more than the 50% of the outstanding shares of Voting Stock (not including any shares of Voting Stock held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer); (v) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding shares of Voting Stock (not including any shares of Voting Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock purchase agreement or other business combination); (vi) any "person" or "group" (as these terms are used for purposes of Sections 13(d) and 14(d) of the 1934 Act) is or shall become the "beneficial owner" (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding Shares; (vii) cease to have, as the majority of its Board of Directors individuals who as of the date hereof constituted the Board of Directors of the Company (together with any new directors whose nomination for election was approved by a vote of at least a majority of the directors then still in office who were either directors as of the date hereof or whose election or nomination for election was previously so approved); or (viii) fails to own, directly or indirectly, one hundred (100%) percent of the voting power (directly or indirectly) of the total outstanding Voting Stock of each of the Subsidiaries other than (A) pursuant to a sale of the voting stock of any Subsidiary permitted hereunder, (B) pursuant to a transfer of such voting stock to Guarantor permitted herein, or (C) in the case of a Subsidiary acquired after the date hereof pursuant to a Permitted Acquisition where less than one hundred (100%) percent of the voting power of the total outstanding voting stock of such Subsidiary is acquired.

(hh) "GAAP" means the generally accepted accounting principles of the United States of America, consistently applied.

(ii) "Governmental Authority" means any nation or government, any foreign, Federal, State, city, town, municipality, county, local or other political subdivision thereof or thereto and any department, commission, board, bureau, instrumentality, agency or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

(jj) "Hedging Agreement" means any interest rate, foreign currency, commodity or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity (other than in the normal course of business) or equity values (including, without limitation, any option in respect of any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement.

(kk)  "Indebtedness" means, in respect of any Person, without duplication, (i) all indebtedness of such Person for borrowed money; (ii) all obligations of such Person for the deferred purchase price of property or services (provided that neither trade payables or other accounts payable incurred in the ordinary course of such Person's business and not outstanding for more than ninety (90) days after such payable was due under its original terms nor such trade payables, if outstanding longer, that are being contested or disputed by such Person in good faith in the ordinary course of business shall be deemed to constitute Indebtedness) and including any earn-outs or similar arrangements in connection with any acquisition of businesses by such Person, whether contingent or otherwise subject to any conditions or limitations; (iii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or upon which interest payments are customarily made; (iv) all reimbursement, payment or other obligations and liabilities of such Person created or arising under any conditional sales or other title retention agreement in respect of property used and/or acquired by such Person, even though the rights and remedies of the lessor, seller and/or lender thereunder may be limited to repossession or sale of such property and all obligations and liabilities arising in connection with factoring arrangements or other arrangements in respect of the sale of receivables; (v) that portion of Capitalized Lease Obligations of such Person that is (or is required to be) classified as a liability on its balance sheet in conformity with GAAP; (vi) all obligations and liabilities, contingent or otherwise, of such Person, in respect of letters of credit, acceptances and similar facilities; (vii) all net obligations and liabilities, of such Person under Hedging Agreements; (viii) all Contingent Obligations; (ix) liabilities incurred under Title IV of ERISA in respect of any plan (other than a Multiemployer Plan) covered by Title IV of ERISA and maintained for employees of such Person or any of its ERISA Affiliates; (x) withdrawal liability incurred under ERISA by such Person or any of its ERISA Affiliates in respect of any Multiemployer Plan; and (xi) all obligations referred to in clauses (i) through (x) of this definition of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien upon property owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness. The Indebtedness of any Person shall include the Indebtedness of any partnership of or joint venture in which such Person is a general partner or a joint venturer to the extent such Person is liable therefor as a result of such Person's ownership interest in such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable. None of (1) any Approved Stock Plan, (2) any Management Incentive Plan or any obligations under any of them shall be "Indebtedness" for purposes hereof. For purpose hereof “Management Incentive Plan” means any management incentive plan adopted or to be adopted by the Board of Directors or the Compensation Committee of the Board of Directors, pursuant to which each of the identified officers therein will receive an annual performance-based bonus for each fiscal year within the employment period set forth in such officer’s employment agreement with such bonus being tied to achievement of the annual bonus targets to be set by the Board of Directors or the Compensation Committee of the Board of Directors.

(ll) “Industrial Project” means (i) any industrial facility (including elements for fabrication, transport on-site or to or from a related Agricultural Project, or on-site storage) which, taken as a whole, is capable of producing ethanol, biodiesel or other bio-fuels, or (ii) any expansion of any such industrial facility calculated to increase the production capacity thereof by a quantifiable number of gallons per year, together, in each case, with any real and personal property necessary or appropriate for the administration thereof.

(mm) "Insolvency Proceeding" means (a) any proceeding by or against any Person seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, administration, arrangement, adjustment, protection, relief or composition of it or its debts under any provision of the Bankruptcy Code, or seeking the entry of an order for relief or the appointment of a receiver, administrative receiver, administrator, manager, examiner, trustee, custodian, liquidator, sequestrator or other similar official for any such Person or for any substantial part of its property under any provision of the Bankruptcy Code, or (b) the appointment of a receiver, administrative receiver, administrator, manager, examiner, trustee, liquidator, custodian, sequestrator or similar official for such Person or a substantial part of its assets shall occur under any provisions of the Bankruptcy Code.

(nn) "Interest Rate" means, the per annum rate of interest applicable to the period during which a given Note remains outstanding, according to the following table:

Period Ending	Per Annum Rate
Three months after Closing Date	10.0%
Next three months	11.0%
Next three months	12.0%
Next three months	13.0%

(oo) "Lien" means any mortgage, deed of trust, deed to secure debt or similar instrument, pledge, lien (statutory or otherwise), security interest, charge, attachment, assignment or other encumbrance or security or preferential arrangement of any nature, including, without limitation, any conditional sale or title retention arrangement, any Capitalized Lease and any assignment, deposit arrangement or financing lease intended as, or having the effect of, security.

(pp) "List" means that certain list maintained by the Office of Foreign Assets Control ("OFAC"), Department of the Treasury, and/or on any other similar list maintained by the OFAC pursuant to any authorizing statute, executive order or regulation.

(qq) “Issuance Date” means the date hereof.

(rr) "Material Contract" means (i) each contract or agreement to which the Company or any of its Subsidiaries is a party involving aggregate consideration payable to or by such Person of $1,000,000 or more in any twelve month period and (ii) all other contracts or agreements material to the business, operations, condition (financial or otherwise), performance, or properties of the Company and its Subsidiaries (taken as a whole).

(ss) "Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA to which the Company or Guarantor or any ERISA Affiliates has contributed to, or has been obligated to contribute.

(tt) "Obligors" means the Company and Guarantor, collectively.

(uu) "Options" means any rights, warrants or options to subscribe for or purchase Shares or Convertible Securities.

(vv) "Parent Entity" of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

(ww)  "Permitted Acquisition" means any acquisition by the Company and/or any of its Subsidiaries, whether by purchase, merger, development or enlargement or otherwise, whether or not involving cash and/or stock consideration; provided that,

(i) immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(ii) all transactions in connection therewith shall be consummated in accordance with applicable laws;

(iii) the Company and its Subsidiaries shall be in compliance with the financial covenants set forth in Section 14(l) hereof on a pro forma basis after giving effect to such acquisition as of the last day of the fiscal quarter most recently ended;

(iv) after giving effect to such transaction, the Company or Guarantor shall directly or indirectly own all of the interests in the Subsidiary having acquired the assets in the Permitted Acquisition (except for any equity interest held by an officer or employee of such Subsidiary with respect to equity interests granted pursuant to employment agreements which in the aggregate of all equity interests held by such officers or employees shall not exceed 1% of any Subsidiary’s equity);

(v) after giving effect to such transaction, the Company and/or its Subsidiaries shall have at least $2,500,000 of cash and Cash Equivalents on hand; and

(vi) the acquired business and/or assets shall comprise assets used in, or be an operating company or a division of an operating company that engages in, a line of business substantially similar, complimentary or related to the business that the Company, Guarantor or their Subsidiaries are engaged in on the date hereof.

(xx) "Permitted Indebtedness" means:

(i) the Indebtedness represented hereby, by the Equity Bridge Notes and the Indebtedness issued pursuant to the Securities Purchase Agreement (Notes and Warrants) dated March 30, 2007, as amended on June 15, 2007, between the Company and the buyers party thereto;

(ii) Contingent Obligations of the Company or any of its Subsidiaries in respect of any Indebtedness described in this definition of Permitted Indebtedness which the Company or such Subsidiary is otherwise permitted to incur hereunder, provided that the Contingent Obligations of the Company or Guarantor with respect to Indebtedness described in Clause (iii)(A) immediately below shall be limited to the amounts set forth in the Acquisition Documents;

(iii) (A) Indebtedness of the Company or any of its Subsidiaries pursuant to any earn-outs and deferred purchase price payments or Indebtedness assumed, under the Acquisition Documents in accordance with the terms thereof as in effect on the date thereof and (B) Indebtedness of the Company or any of its Subsidiaries arising after such date incurred in connection with any Permitted Acquisition (without distinction as to whether a security interest is created); provided that such Indebtedness is without recourse to the Company (except with respect to the maximum amount as set out in the proviso in Clause (ii) above) and in the case of clause (B) above, is not greater than $15,000,000, or, if less:

(A)  in the case of an Industrial Project, an amount equal to three times the product of (A) the annual anticipated production capacity, in gallons, of the Industrial Project, multiplied by (B) the Consolidated EBITDA per gallon over the 12 months prior to the month in which the Indebtedness is incurred which corresponds to the fuel of the same type as the subject Industrial Project (or, in the case of Permitted Acquisitions occurring prior to the first anniversary of the First Closing Date, $0.50 per gallon), adjusted, if appropriate, according to the final proviso in clause (E) below,

(B) in the case of an Agricultural Project for the production of sugar cane, an amount equal to 1.5 times the product of (A) the annual anticipated production yield (based upon the average of similar yields in the prior 12 months at other Company properties for the type and variety of agricultural cane), in tons, of the Agricultural Project, and (B) the average per ton price established by the Conselho dos Produtores de Cana, Açúcar e Álcool do Estado de São Paulo (“CONSECANA”) for sugar cane over the 12 months prior to the month in which the Indebtedness is incurred, adjusted, if appropriate, according to the final proviso of clause (E) below,

(C) in the case of an Agricultural Project for the production of feedstock for biodiesel, an amount equal to 3 times the product of (A) the annual production capacity, in gallons, of the Agricultural Project, and (B) the average per gallon price over the 12 months prior to the month in which the Indebtedness is incurred, established by an independent consultant for feedstocks of the same mixture as that used in the 12 months prior to the month in which the Indebtedness is incurred, adjusted, if appropriate, according to the final proviso of clause (E) below,

(D)  in the case of the acquisition of Agricultural Land, and amount equal to 75% of the purchase price thereof, and

(E) in the case of the acquisition of any Component or of any Crushing, Storage or Transportation Asset, 60% of the installed cost (including the cost of equipment, interest during construction, taxes, engineering and labor) or in the case of cars, trucks or other rolling stock, the level of leasing or secured financing that is available on commercially reasonable terms, provided that in any case, the aggregate of such Indebtedness outstanding from time to time does not exceed 1.0 times Consolidated EBITDA in the 12 months prior to the month in which the subject Indebtedness is incurred or, in the case of Indebtedness incurred prior to the first anniversary of the First Closing Date, $5.0 MM, and provided further that, if, after the incurrence of Indebtedness to fund any Component, the Company seeks to incur further Indebtedness to fund any Industrial or Agricultural Project of which the Component is a part, the amount then outstanding of the Indebtedness corresponding to the Component shall be deducted from the Indebtedness that would otherwise be Permitted Indebtedness corresponding to the Industrial or Agricultural Project;

provided, however, that (A) in any of the foregoing case, such Indebtedness shall not cause the Total Leverage Ratio or Fixed Charge Coverage Ratio as provided in Section 14(l)(i) and (ii) to be breached and (B) no Subsidiary whose shares of capital stock are pledged under the Pledge Agreement shall be obligated with respect to such Indebtedness unless it owns the assets acquired with such Indebtedness.

(iv) any other Indebtedness of the Company or any Subsidiary listed on Schedule 14(u) hereto;

(v) purchase money Indebtedness of the Company or any Subsidiary (including purchase money Capitalized Leases and including all reimbursement, payment or other obligations and liabilities of the Company or such Subsidiary created or arising under any conditional sales or other title retention agreement in respect of property used and/or acquired by the Company or such Subsidiary, even though the rights and remedies of the lessor, seller and/or lender thereunder may be limited to repossession or sale of such property) arising after the date hereof to the extent secured by purchase money security interests in equipment (including Capitalized Leases) and purchase money mortgage, deed of trust, deed to secure debt or similar instruments on Real Property not to exceed $5,000,000 in any Fiscal Year or $15,000,000 in the aggregate at any time outstanding (in each case including both purchase money Indebtedness secured by equipment and Real Property) so long as such security interests and mortgage, deed of trust, deed to secure debt or similar instruments do not apply to any property of the Company or any Subsidiary other than the equipment or Real Property so acquired and other equipment or Real Property financed by such lender to the extent that such financing constitutes Permitted Indebtedness and is evidenced by an agreement that includes customary provisions requiring cross-collateralization thereof, and the Indebtedness secured thereby does not exceed the cost of the equipment or Real Property so acquired and the cost of other equipment or Real Property financed by such lender to the extent that such financing constitutes Permitted Indebtedness and is evidenced by an agreement that includes customary provisions requiring cross-collateralization thereof, as the case may be;

(vi) Indebtedness of the Company or any Subsidiary arising pursuant to loans or advances by the Company or Guarantor to the Company or such Subsidiary permitted under Sections 14(t) and 14(u);

(vii) Indebtedness existing on the date hereof in the form of deferred compensation to employees, directors and/or officers of the Company or any Subsidiary as set out in Schedule 28(iii)(vii);

(viii) Indebtedness to provide working capital to the Company or its Subsidiaries in an aggregate amount not to exceed $5,000,000 at any time outstanding;

(ix) Indebtedness to employees, directors and/or officers of the Company or any Subsidiary in the form of retention compensation not to exceed $1,000,000 in the aggregate outstanding at any time;

(x) Indebtedness of the Company or Guarantor arising after the date hereof consisting of the reimbursement obligations to a financial institution in respect of letters of credit or bank guarantees issued by such financial institution for the account of the Company or Guarantor, in the ordinary course of business; provided that (x) upon its request, the Collateral Agent shall have received true, correct and complete copies of all of agreements, documents and instruments relating to the facility pursuant to which such letters of credit are issued, and (y) in no event shall the aggregate amount of all such Indebtedness (contingent or otherwise) at any time exceed the amount equal to $10,000,000;

(xi) Indebtedness of the Company and Guarantor arising after the date hereof issued in exchange for, or the proceeds of which are used to refinance, replace or substitute for all or any portion of the Indebtedness permitted under clauses (iv) or (v) of this definition (the "Refinancing Indebtedness"); provided that as to any such Refinancing Indebtedness, each of the following conditions is satisfied: (w) the Refinancing Indebtedness shall have a weighted average life to maturity and a final maturity equal to or greater than the weighted average life to maturity and the final maturity, respectively, of the Indebtedness being refinanced, replaced, or substituted for, (x) the Refinancing Indebtedness shall rank in right of payment no more senior than, and be at least as subordinated (if subordinated) to, the obligations under this Note as the Indebtedness being refinanced, replaced or substituted for, (y) such extension, refinancing or modification is pursuant to terms that are not less favorable to the Company, its Subsidiaries, the Collateral Agent and the Holder than the terms of the Indebtedness being refinanced, replaced, or substituted for and (z) after giving effect to such refinancing, replacement or substitution, the principal amount of such Indebtedness is not greater than the principal amount of Indebtedness outstanding immediately prior to such refinancing, replacement or substitution (or in the case of the refinancing, replacement or substitution of or for a revolving credit facility, the aggregate of the commitments of the lender or lenders under such facility);

(xii) In addition to all other Permitted Indebtedness, Subordinated Indebtedness or issuance of preference shares (or preferred stock, as applicable) of the Company or any Subsidiary arising after the date hereof, provided that (w) the Collateral Agent shall have received not less than ten (10) days prior written notice of the intention of the Company or such Subsidiary to incur such Indebtedness or issue such preference shares (or preferred stock, as applicable), which notice shall set forth in reasonable detail satisfactory to the Holders the amount of such Indebtedness or issuance of preference shares (or preferred stock, as applicable), the person or persons to whom such Indebtedness or preference shares (or preferred stock, as applicable) will be owed, the interest or dividend rate, the schedule of repayments and maturity date or redemption with respect thereto and such other information as the Holders may request with respect thereto, (x) the Holders shall have received true, correct and complete copies of all agreements, documents and instruments evidencing or otherwise related to such Indebtedness or preference shares (or preferred stock, as applicable), (y) in no event shall the aggregate principal amount of such Indebtedness together with redemption value, in the case of preference shares (or preferred stock, as applicable), at any time outstanding exceed $40,000,000 and (z) as of the date of incurring such Indebtedness and after giving effect thereto, no Default or Event of Default shall exist or have occurred;

(xiii) Indebtedness of the Company and its Subsidiaries arising after the date hereof consisting of obligations on surety or appeal bonds; provided that, (x) such surety or appeal bonds arise in the ordinary course of business and do not exceed at any time outstanding $5,000,000, and (y) in connection with any performance bonds issued by a surety or other person, the issuer of such bond shall have waived in writing any rights in or to, or other interest in, any collateral (other than deposits or pledges of cash permitted to secure such Indebtedness under clause (x) of the definition of the term Permitted Liens) in an agreement, in form and substance satisfactory to the Collateral Agent.

(xiv) Indebtedness of any Downstairs Subsidiary secured solely by the raw materials or finished goods inventory of that Downstairs Subsidiary;

(xv) Indebtedness consisting of liabilities incurred under Title IV of ERISA in respect of any plan (other than a Multiemployer Plan) covered by Title IV of ERISA and maintained for employees of such Person or any of its ERISA Affiliates and withdrawal liability incurred under ERISA by such Person or any of its ERISA Affiliates in respect of any Multiemployer Plan to the extent that in each case such Indebtedness does not otherwise constitute or give rise to an Event of Default;

(xvi) incentive bonus plans and other employee benefit plans of the Company and/or its Subsidiaries to the extent that obligations under such plans constitute "Indebtedness";

(xvii) trade payables or other accounts payable incurred in the ordinary course of the Company's or any Subsidiary's business and not outstanding for more than one hundred and twenty (120) days after such amount is due by the Company or such Subsidiary or, if outstanding longer, that are being contested or disputed by the Company and/or such Subsidiary in good faith in the ordinary course of business;

Provided, however, that in no event shall the sum of the Indebtedness described in the following clauses of this definition be deemed to be Permitted Indebtedness to the extent that in the aggregate, the same exceeds $15 million: clauses (iii)(B), (v), (x), (xi), to the extent Refinancing Indebtedness is used to refinance Indebtedness permitted under clause (v) of this definition, and (xii).

(yy) "Permitted Liens" means:

(i) Liens securing the obligations under the Notes and the obligations under the notes issued pursuant to the Securities Purchase Agreement (Notes and Warrants) dated March 30, 2007 as amended on June 15, 2007;

(ii) Liens to secure the obligations under the Indebtedness described in clause (iii), and in the proviso to clause (ii), of the definition of Permitted Indebtedness to the extent that such Liens do not extend to the Company or Guarantor, other than to the stock of the Subsidiary undertaking the Permitted Acquisition in connection with which such Indebtedness is incurred;

(iii) Liens securing the payment of taxes, assessments or other governmental charges or levies either not yet overdue or the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to the Company, or Guarantor or any other Subsidiary of the Company, as the case may be and in respect of which adequate reserves have been set aside on its books and for which payment is not required by the terms of Section 14(x);

(iv) Liens constituting purchase money security interests in equipment (including Capitalized Leases) and purchase money mortgages, deeds of trust, deeds to secure debt or similar instruments on real property to secure Indebtedness permitted under clause (v) of the definition of the term "Permitted Indebtedness";

(v) Liens imposed by law, such as carriers', warehousemen's, mechanics', materialmen's and other similar Liens arising in the ordinary course of business and securing obligations (other than Indebtedness for borrowed money) that are not overdue by more than thirty (30) days or are being contested in good faith and by appropriate proceedings promptly initiated and diligently conducted; provided that they are subordinate to the Collateral Agent's Liens on the Collateral (except to the extent of customary fees payable in respect of such obligations), and a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

(vi) Liens described on Schedule 28(yy)(vi), but not the extension of coverage thereof to other property or the increase of the Indebtedness secured thereby (other than in respect of accrued interest in accordance with the terms thereof);

(vii) Liens and the right of setoff against deposits of cash by the Company, Guarantor or any Subsidiary in the ordinary course of business with any financial institution at which a deposit account of the Company, Guarantor or such Subsidiary is maintained to secure obligations of the Company, Guarantor or such Subsidiary to such financial institution in connection with such deposit account and the cash management services provided by such financial institution for which such deposit account is used consistent with the current practices of the Company, Guarantor or such Subsidiary as of the date hereof; provided that, such Liens are subordinate to the Collateral Agent's Liens on the Collateral except to the extent of customary fees, items returned unpaid and overdrafts payable in respect of such obligations;

(viii) Liens arising from (i) operating leases and the precautionary UCC financing statement filings (or the equivalent thereof under any similar law or statute of any applicable jurisdiction) in respect thereof and (ii) equipment or other materials which are not owned by the Company, Guarantor or any Subsidiary located on the premises of the Company, Guarantor or such Subsidiary (but not in connection with, or as part of, the financing thereof) from time to time in the ordinary course of business and consistent with current practices of the Company, Guarantor or such Subsidiary of the Company or Guarantor and the precautionary UCC financing statement filings (or the equivalent thereof under any similar law or statute of any applicable jurisdiction) in respect thereof;

(ix) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with importation of goods in the ordinary course of business;

(x) deposits and pledges of cash securing (i) obligations incurred in respect of workers' compensation, unemployment insurance or other forms of governmental insurance or benefits, (ii) the performance of bids, tenders, leases, contracts (other than for the payment of money) and statutory obligations or (iii) obligations on surety or appeal bonds permitted under clause (xiii) of the definition of the term Permitted Indebtedness;

(xi) easements, zoning restrictions and similar encumbrances on real property owned by the Company or any Subsidiary and minor irregularities in the title thereto that do not (x) secure obligations for the payment of money, or (y) materially impair the value of such property or its use by the Company or any Subsidiary in the normal conduct of the Company's or such Subsidiary business;

(xii) Liens resulting from any judgment or award so long as (x) such judgment or award does not constitute an Event of Default under Section 4(a)(xiv) and (y) the enforcement of such judgment or award has been stayed by reason of a pending appeal or otherwise;

(xiii) licenses in respect of Intellectual Property to the extent permitted hereunder or under the other Transaction Documents (including, without limitation, Licenses);

(xiv) Liens of the financial institution that has issued letters of credit or bank guarantees for the account of the Company or Guarantor giving rise to Indebtedness of such Person permitted under clause (x) of the definition of Permitted Indebtedness on cash and Cash Equivalents of such Person to secure the reimbursement obligations to such financial institution in respect of such letters of credit and bank guarantees; provided that, in no event shall the aggregate amount of such cash and Cash Equivalents at any time exceed the amount equal to one hundred five (105%) percent of the undrawn amount of such letters of credit and bank guarantees then outstanding;

(xv) Liens to secure Refinancing Indebtedness to the extent such Liens are otherwise permitted hereunder;

(xvi) pledges of any cash earnest money deposits, not to exceed $3,000,000 in the aggregate, by the Company or any Subsidiary pursuant to a letter of interest or purchase agreement executed by the Company or such Subsidiary in connection with any Permitted Acquisition; and

(xvii) Liens on inventory of the Downstairs Subsidiaries to secure Indebtedness described in clause (xiv) of the definition of “Permitted Indebtedness”.

(zz)  "Person" means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(aaa) "Real Property" means all now owned and hereafter acquired real property of the Company and each Subsidiary, including leasehold interests, together with all buildings, structures, and other improvements located thereon and all licenses, easements and appurtenances relating thereto, wherever located.

(bbb) "Redemption Notices" means, collectively, the Event of Default Redemption Notices and the Change of Control Redemption Notices, each of the foregoing, individually, a Redemption Notice.

(ccc) "Redemption Premium" means, in the case of any redemption of a Note occurring pursuant to Section 4(b) or Section 5(b), the Commitment Fee payable in Shares, if any, that would have been payable pursuant to Section 3 had the Note remained outstanding through the end of the then current three month period following the Closing Date.

(ddd) "Redemption Prices" means, collectively, the Event of Default Redemption Price and Change of Control Redemption Price and, each of the foregoing, individually, a Redemption Price.

(eee) "Registration Rights Agreement" means that certain registration rights agreement dated as of the date hereof by and among the Company and the initial holders of the Notes relating to, among other things, the registration for resale of the Shares issuable pursuant to Section 3.

(fff) "Required Holders" means the holders of Notes representing at least a majority of the aggregate principal amount of the Notes then outstanding; provided that any Note that is held by an Affiliate of the Company shall not be deemed to be outstanding for purposes of the determination of "Required Holders."

(ggg) "Reserved Cash" means, with respect to a given period, the amount of cash specifically reserved throughout such period by the Company for the payment of principal of and interest on the Notes, or any other Permitted Indebtedness other than any Subordinated Indebtedness.

(hhh)  "Securities Purchase Agreement" means that certain Securities Purchase Agreement dated as of the date hereof by and among the Company and the initial holders of the Notes, pursuant to which the Company issued the Notes.

(iii)  "Subordinated Indebtedness" means Indebtedness (secured or unsecured) incurred by the Company and/or its Subsidiaries that is made expressly subordinate in right of payment to the Indebtedness evidenced by this Note, as reflected in a written agreement acceptable to the Holder and approved by the Holder in writing; provided that no such Indebtedness shall provide at any time for (1) the payment, prepayment, repayment, repurchase or defeasance, directly or indirectly, of any principal or premium, if any, thereon until ninety-one (91) days after the Maturity Date or later and (2) total cash interest at a rate in excess of eleven percent (11.0%) per annum.

(jjj)  "Subsidiary" means, from time to time, any entity in which the Company directly or indirectly, owns any of the capital stock or holds an equity or similar interest.

(kkk)  "Successor Entity" means the Person, which may be the Company, formed by, resulting from or surviving any Fundamental Transaction or the Person with which such Fundamental Transaction shall have been made, provided that if such Person is not a publicly traded entity whose common stock or equivalent equity security is quoted or listed for trading on an Eligible Market, Successor Entity shall mean such Person's Parent Entity.

(lll) Intentionally Omitted.

(mmm) "Voting Stock" of a Person means capital stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power to elect, or the general power to appoint, at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time capital stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

(30) DISCLOSURE. The Company shall not, and shall cause its Subsidiaries and each of their respective officers, directors, employees and agents, not to, provide the Holder with any material, nonpublic information regarding, the Company or any if its Subsidiaries from and after the filing of the 8-K Filing with the SEC without the express written consent of the Holder. If the Holder has, or believes it has, received from the Company any such material, nonpublic information regarding the Company or any of the Subsidiaries, it shall provide the Company with written notice thereof. The Company shall, within four (4) Trading Days of receipt of such notice, make public disclosure of such material, nonpublic information unless the Company has in good faith determined that the matters relating to such notice do not constitute material non-public information about the Company. In the event of a breach of the foregoing covenant by the Company, any of its Subsidiaries, or any of their respective officers, directors, employees and agents, in addition to any other remedy provided herein or in the Transaction Documents, the Holder shall have the right to make a public disclosure, in the form of a press release, public advertisement or otherwise, of such material, nonpublic information with the prior approval by the Company. Holder shall not have any liability to the Company, any of its Subsidiaries, or any of their respective officers, directors, employees, stockholders or agents for any such disclosure. Subject to the foregoing, none of the Company, any of its Subsidiaries or the Holder shall issue any press releases or any other public statements in respect of the transactions contemplated hereby; provided, however, that the Company shall be entitled, without the prior approval of the Holder, to make any press release or other public disclosure in respect of such transactions (i) in substantial conformity with the 8-K Filing and contemporaneously therewith and (ii) as is required by applicable Requirements of Law.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed as of the Issuance Date set out above.

COMANCHE CLEAN ENERGY CORPORATION

Date:	By:	/s/
Name: Alicia Noyola
Title: Vice Chairman

Signature Page to
Senior Secured Note

Schedule 14(u)

Demand Notes outstanding to affiliates of Thomas G. Cauchois and Alicia Noyola total $1,261,274 as of November 31, 2007.

Schedule 28(iii)(vii)

None

Schedule 28(yy)(vi)

None